EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES REPORTS SECOND QUARTER RESULTS

●	Comparable retail segment sales for the second quarter increased 3%, which includes a comparable store sales increase of 1% and an e-commerce sales increase of 36%;

●	Total net sales decreased 1.8% to $517.6 million for the second quarter, compared to $527.2 million for the prior year period;

●
Adjusted EBITDA* was $10.3 million compared to $29.5 million in the second quarter of the prior year, and net loss per diluted share was $(0.07), compared to net income per diluted share of $0.04 in the second quarter of the prior year;

●	Cash increased to $210 million and exceeded debt by $42 million.

* (refer to GAAP to non-GAAP reconciliation, below)

Bensalem, PA, September 1, 2010 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and six month periods ended July 31, 2010.

Commenting on the results for the quarter, Jim Fogarty, President and Chief Executive Officer of Charming Shoppes, Inc. said, “With our strong balance sheet and liquidity, Charming Shoppes is an operating turnaround, and my team and I are focused on the success of that turnaround. While we were very disappointed by our EBITDA performance in the quarter, we delivered our first positive comp result in 15 quarters, and stabilized both our top line and our customer base.  Our customer base had declined significantly during 2009, and in order to stem the decline, we went on “offense” with our assortments, we were more promotional, and we invested in additional marketing.  Our year-round and seasonal core assortments generally performed well.  However, our teams struggled with seasonal non-core merchandise, including novelty and fashion tops and bottoms, and we ultimately were over-receipted in the depth of those choices.  In addition, EBITDA was further impacted by heavier discounting than expected to effectively clear seasonal merchandise in an already promotional environment.

“We are addressing our second quarter merchandising issues and are continuing to generally improve our assortments – focusing on the right products in the right quantities. In the second half of 2010, we are relaunching our Right Fit denim and career pants with a strong offering of petite and tall lengths at Lane Bryant and Fashion Bug.  We are also presenting a broader footwear assortment in 500 Lane Bryant stores, and have relaunched our Juniors assortment in 300 Fashion Bug stores.

“We remain focused on our key priorities: (1) Focus on the Customer; (2) Stabilize and Begin to Grow Profitable Revenue; (3) Increase EBITDA; (4) Increase Cash Flow; and (5) Talent.  While adjusted EBITDA was disappointing, we made progress focusing on our customer and stabilizing our revenue base.  We ended the quarter with cash in excess of debt of $42 million, versus debt in excess of cash of $33 million at the end of 2009, an improvement of $75 million.  Finally, we made a number of important executive changes during the quarter, including the appointments of a new President at Fashion Bug, a new President at Outlets, and a new Executive Vice President, Merchandising and Product Development, at Fashion Bug.”

Second Quarter Consolidated Results

•
Net sales for the three months ended July 31, 2010 decreased $9.7 million or 1.8% to $517.6 million, compared to $527.2 million for the three months ended August 1, 2009.  The decrease in sales was primarily as a result of the impact of 150 net store closings during the last four quarters, somewhat offset by a 3% increase in comparable retail segment sales (including store-related e-commerce sales).  Comparable store sales increased 1%, and e-commerce sales increased 36% to $30.5 million, compared to $22.3 million in the year ago period.

•
Gross profit decreased $14.7 million, or 5.6% to $249.1 million in the quarter, compared to $263.9 million in the same quarter last year, reflecting a decrease in the gross margin rate, as well as lower sales volumes.  The gross margin decreased by 190 basis points to 48.1% for the quarter ended July 31, 2010, compared to 50.0% for the quarter ended August 1, 2009.  The year over year change was related to lower gross margins at each of the Company’s retail brands as a result of increased promotions, higher than planned markdowns, and a generally increased cost to clear seasonal merchandise.

•
Total operating expenses, excluding restructuring charges, increased $2.2 million, or 0.9% to $255.8 million in the quarter, compared to $253.6 million in the same quarter last year.  The change is related to an increase in Selling, General and Administrative expense of $12.7 million, or 9.5% associated with incremental advertising investments, and lower income from credit operations primarily related to differences in the timing of income; somewhat offset by a decrease in Occupancy and Buying expense of $8.2 million, or 8.2% associated with lower rent expense as a result of the operation of fewer stores and lease renegotiations (refer to GAAP to non-GAAP reconciliation, below).

•
The quarter ended July 31, 2010 included restructuring charges of $0.6 million, primarily for lease termination charges related to the Company’s store closing program as announced on March 30, 2010.  The quarter ended August 1, 2009 included restructuring charges of $7.8 million related to previously announced consolidation and streamlining initiatives.

•
Adjusted EBITDA (refer to GAAP to non-GAAP reconciliation, below) was $10.3 million in the quarter, reflecting a decrease of $19.2 million, or 65.2% compared to the prior year period, primarily related to decreases in gross profit.  Adjusted EBITDA as a percent of sales decreased 360 basis points to 2.0%.

•
Loss from operations, excluding restructuring charges, was $6.7 million, compared to Income from operations, excluding restructuring charges, of $10.3 million in the prior year period, a decrease of $17.0 million (refer to GAAP to non-GAAP reconciliation, below).

•
Net loss on a GAAP basis was $(8.6) million, or $(0.07) per diluted share for the second quarter, compared to net income on a GAAP basis of $5.0 million, or $0.04 per diluted share in the prior year period. Net loss was impacted by a decrease in gross profit and a decrease in the gain on repurchase of debt, somewhat offset by lower restructuring charges and an income tax benefit.

•
The Company repurchased $49.2 million face value of the Company’s 1.125% Senior Convertible Notes (the “Notes”) during the quarter for a purchase price of $38.3 million. To date, as of the end of July, the Company has repurchased Notes with an aggregate principal amount of $134.5 million for an aggregate purchase price of $88.9 million. The quarter ended July 31, 2010 included gains on repurchases of the Company’s Notes of $1.9 million.  The quarter ended August 1, 2009 included gains on repurchases of the Notes of $7.3 million.

•
The Company’s cash position for the quarter ended July 31, 2010 increased to $210 million, compared to $187 million for the period ended January 30, 2010.  During the quarter the Company received a $45 million tax refund, primarily related to a federal income tax loss carryback.

•	Total liquidity grew to $358 million, including $210 million in cash and $148 million of net availability under the Company’s undrawn committed line of credit.

Commenting on the Company’s performance and liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “We are addressing our performance through improved assortment planning disciplines and by pulling back on a portion of our planned receipts of non-core assortments for the second half of this year.  Concurrently, we are better positioning our sourcing teams to be more nimble and chase product on the upside.

“Our liquidity continued to increase and remained at very healthy levels throughout the period, and included $210 million in cash and net availability of $148 million on our fully committed and undrawn revolving line of credit. Our strong liquidity allowed us to opportunistically repurchase $49.2 million of principal amount of Notes during the quarter at a 22% discount, for a cash purchase price of $38.3 million. To date, we have reduced the principal amount of the Notes from an initial $275.0 million to $140.5 million.”

First Half Consolidated Results

•	Net sales for the six months ended July 31, 2010 decreased $43.0 million or 4.0% to $1.022 billion, compared to $1.065 billion for the six months ended August 1, 2009.

•
Comparable retail segment sales, which include the Company’s retail stores’ e-commerce sales, increased 1% for the six months, compared to a 13% decrease in the prior year six month period.  Comparable store sales decreased 1% for the six months, compared to a comparable store sales decrease of 14% in the prior year period, and e-commerce sales increased 36% to $62.1 million, compared to $45.6 million in the year ago period.

•
Gross profit decreased $25.7 million, or 4.7% to $525.7 million in the first half, compared to $551.4 million in the same period last year, reflecting a decrease in the gross margin rate, as well as lower sales volumes.  The gross margin decreased by 40 basis points to 51.4% for the half ended July 31, 2010.

•
Total operating expenses, excluding restructuring charges, decreased $9.7 million, or 1.8% to $524.0 million in the first half, compared to $533.7 million in the same period last year, (refer to GAAP to non-GAAP reconciliation, below).

•
Adjusted EBITDA (refer to GAAP to non-GAAP reconciliation, below) was $35.5 million in the first half, reflecting a decrease of $21.6 million, or 37.8%, primarily related to decreases in gross profit.  Adjusted EBITDA as a percent of sales decreased 190 basis points to 3.5%.

•
Net loss on a GAAP basis was $(4.7) million, or $(0.04) per diluted share for the first half, compared to net loss on a GAAP basis of $(1.6) million, or $(0.01) per diluted share in the prior year period.  Net loss on a GAAP basis, including restructuring charges, increased by $3.2 million, impacted by a decrease in gross profit, a decrease in the gain on repurchase of debt and somewhat offset by lower operating expenses and the recording of a tax benefit in the current period compared to a tax provision in the year ago period.

Sales results for the three and six month periods ended July 31, 2010 and August 1, 2009 were:

	For the Three Month Periods				For the Six Month Periods
($ in millions)	Net Sales Period Ended 7/31/10	Net Sales Period Ended 8/1/09	Total Net Sales Change	Comparable Store Sales for the Period Ended 7/31/10	Net Sales Period Ended 7/31/10	Net Sales Period Ended 8/1/09	Total Net Sales Change	Comparable Store Sales for the Period Ended 7/31/10
Lane Bryant(1)	$249.2	$246.9	+1%	+1%	$495.3	$500.7	-1%	-1%
Fashion Bug	182.8	192.1	-5%	+3%	348.7	373.4	-7%	+1%
Catherines	80.2	77.1	+4%	0%	160.3	156.0	+3%	-1%
Direct-to-Consumer (primarily Figi’s)	5.4	4.3	+26%	NA	18.1	15.4	+18%	NA
Other (2)	-	6.8	NA	NA	-	19.9	NA	NA
Consolidated	$517.6	$527.2	-2%	+1%	$1,022.4	$1,065.4	-4%	-1%

(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Outlet Stores, Lane Bryant Woman Catalog, shoetrader.com, Corporate and Other.

Charming Shoppes, Inc. will host its second quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today’s conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At July 31, 2010, Charming Shoppes, Inc. operated 2,108 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. During the six months ended July 31, 2010 the Company opened 2, relocated 5, converted 28 and closed 43 retail stores.  The Company ended the period with 849 Lane Bryant and Lane Bryant Outlet stores, 779 Fashion Bug and Fashion Bug Plus stores and 480 Catherines stores, comprising approximately 13,728,000 square feet of leased space.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com, and www.figisgallery.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three and Six Months Ended July 31, 2010 and August 1, 2009

(Pre-tax $ in millions)	3 Months Ended 7/31/10	3 Months Ended 8/1/09	6 Months Ended 7/31/10	6 Months Ended 8/1/09
Total operating expenses, on a GAAP basis	$256.4	$261.3	$525.5	$550.2
Restructuring charges	0.6	7.8	1.5	16.5
Total operating expenses excluding the above items	$255.8	$253.6	$524.0	$533.7

Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income / (loss) from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three and Six Months Ended July 31, 2010 and August 1, 2009

(Pre-tax $ in millions)	3 Months Ended 7/31/10	3 Months Ended 8/1/09	6 Months Ended 7/31/10	6 Months Ended 8/1/09
Income / (loss) from operations, on a GAAP basis	$(7.3)	$2.5	$0.2	$1.3
Restructuring charges	0.6	7.8	1.5	16.5
Income / (loss) from operations, excluding the above items, on a non-GAAP basis	$(6.7)	$10.3	$1.7	$17.7
Depreciation and amortization	16.9	19.2	33.7	39.3
Adjusted EBITDA	$10.3	$29.5	$35.5	$57.0

Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges.  We use adjusted EBITDA, along with other measures, to monitor and evaluate the performance of our business operations and we believe that it enhances our investors’ ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to realize the benefits from the sale of our credit card program to, and the operation of our credit card program by, our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers,  the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores segment, including store-related e-commerce, and direct-to-consumer segment, the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services,  the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

			2nd Quarter			2nd Quarter
			Ended			Ended
	Percent		July 31,	Percent		August 1,	Percent
(in thousands, except per share amounts)	Change		2010	of Sales (a)		2009	of Sales (a)

Net sales	(1.8	) %	$517,564	100.0%		$527,217	100.0%

Cost of goods sold	1.9		268,441	51.9		263,358	50.0
Gross profit	(5.6)		249,123	48.1		263,859	50.0

Occupancy and buying	(8.2)		91,880	17.8		100,084	19.0
Selling, general, and administrative	9.5		146,979	28.4		134,279	25.5
Depreciation and amortization (b)	(11.7)		16,937	3.3		19,192	3.6
Restructuring charges (c)	(92.0)		619	0.1		7,768	1.5
Total operating expenses	(1.9)		256,415	49.5		261,323	49.6

Income/(loss) from operations	(387.5)		(7,292)	(1.4)		2,536	0.5

Other income, principally interest	39.9		396	0.1		283	0.1
Gain on repurchase of debt	(73.9)		1,907	0.4		7,313	1.4
Non-cash interest expense	(28.0)		(1,837)	(0.4)		(2,550)	(0.5)
Interest expense	16.7		(2,259)	(0.4)		(1,935)	(0.4)

Income/(loss) from operations before income taxes	(260.9)		(9,085)	(1.8)		5,647	1.1
Income tax (benefit)/provision	(166.7)		(443)	(0.1)		664	0.1

Net income/(loss)	(273.4	) %	$(8,642)	(1.7	) %	$4,983	0.9%

Income/(loss) per share:
Basic:
Net income/(loss)			$(0.07)			$0.04
Weighted average shares outstanding			115,699			115,612

Diluted:
Net income/(loss)			$(0.07)			$0.04
Weighted average shares outstanding			115,699			118,931

(a) Results may not add due to rounding.

(b) Excludes amortization of deferred financing fees which are included as a component of interest expense

(c)    Fiscal 2010 costs primarily relate to lease termination charges for our store closing program announced on March 30, 2010 and the facilities retained from the sale of the non-core misses apparel catalog business that ceased operations in the 3rd Quarter of Fiscal 2009.

Fiscal 2009 costs were primarily related to our multi-year transformational initiatives and non-cash accelerated depreciation for fixed assets retained from the sale of the non-core misses apparel catalog business

CHARMING SHOPPES, INC.
(Unaudited)

			Six Months			Six Months
			Ended			Ended
	Percent		July 31,	Percent		August 1,	Percent
(in thousands, except per share amounts)	Change		2010	of Sales (a)		2009	of Sales (a)

Net sales	(4.0	) %	$1,022,369	100.0%		$1,065,353	100.0%

Cost of goods sold	(3.4)		496,657	48.6		513,919	48.2
Gross profit	(4.7)		525,712	51.4		551,434	51.8

Occupancy and buying	(9.1)		184,104	18.0		202,640	19.0
Selling, general, and administrative	4.9		306,152	29.9		291,781	27.4
Depreciation and amortization (b)	(14.1)		33,748	3.3		39,274	3.7
Restructuring charges (c)	(90.8)		1,508	0.1		16,473	1.5
Total operating expenses	(4.5)		525,512	51.4		550,168	51.6

Income from operations	(84.2)		200	0.0		1,266	0.1

Other income, principally interest	11.0		534	0.1		481	0.0
Gain on repurchase of debt	(83.5)		1,907	0.2		11,564	1.1
Non-cash interest expense	(26.9)		(3,974)	(0.4)		(5,434)	(0.5)
Interest expense	12.9		(4,596)	(0.4)		(4,071)	(0.4)

Income/(loss) from operations before income taxes	(255.8)		(5,929)	(0.6)		3,806	0.4
Income tax (benefit)/provision	(122.0)		(1,182)	(0.1)		5,384	0.5

Net loss	200.8%		$(4,747)	(0.5	) %	$(1,578)	(0.1	) %

Loss per share:
Basic:
Net loss			$(0.04)			$(0.01)
Weighted average shares outstanding			115,851			115,396

Diluted:
Net loss			$(0.04)			$(0.01)
Weighted average shares outstanding			115,851			115,396

(a) Results may not add due to rounding.

(b) Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)  Fiscal 2010 costs primarily relate to lease termination charges for our store closing program announced on March 30, 2010 and the facilities retained from the sale of the non-core misses apparel catalog business that ceased operations in the 3rd Quarter of Fiscal 2009.

Fiscal 2009 costs were primarily related to our multi-year transformational initiatives and non-cash accelerated depreciation for fixed assets retained from the sale of the non-core misses apparel catalog business.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	January 30,
(In thousands, except share amounts)	2010	2010
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$210,055	$186,580
Available-for-sale securities	0	200
Accounts receivable, net of allowances of $2,148 and $5,345	4,761	33,647
Merchandise inventories	289,456	267,525
Deferred taxes	7,556	5,897
Prepayments and other	97,514	128,053
Total current assets	609,342	621,902

Property, equipment, and leasehold improvements – at cost	1,026,065	1,026,815
Less accumulated depreciation and amortization	738,115	721,732
Net property, equipment, and leasehold improvements	287,950	305,083

Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	23,033	24,104
Total assets	$1,130,893	$1,161,657

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$160,049	$126,867
Accrued expenses	140,333	153,175
Current portion – long-term debt	6,405	6,265
Total current liabilities	306,787	286,307

Deferred taxes	53,424	52,683
Other non-current liabilities	176,737	186,175
Long-term debt, net of debt discount of $28,037 and $42,105	133,201	171,558

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 154,024,597 shares and 154,234,657 shares	15,402	15,423
Additional paid-in capital	505,611	505,033
Treasury stock at cost – 38,571,746 shares	(348,241)	(348,241)
Retained earnings	287,972	292,719
Total stockholders’ equity	460,744	464,934
Total liabilities and stockholders’ equity	$1,130,893	$1,161,657

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	July 31,	August 1,
(In thousands)	2010	2009

Operating activities
Net loss	$(4,747)	$(1,578)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	34,696	40,501
Stock-based compensation	2,010	2,974
Accretion of discount on 1.125% Senior Convertible Notes	3,974	5,434
Deferred income taxes	(918)	1,691
Gain on repurchases of 1.125% Senior Convertible Notes	(1,907)	(11,564)
Write-down of capital assets	0	7,128
Net loss from disposition of capital assets	534	237
Net loss from securitization activities	0	178
Changes in operating assets and liabilities
Accounts receivable, net	28,886	29,941
Merchandise inventories	(21,931)	8,669
Accounts payable	33,182	21,645
Prepayments and other	30,916	(23,053)
Accrued expenses and other	(22,653)	(24,790)
Net cash provided by operating activities	82,042	57,413

Investing activities
Investment in capital assets	(16,584)	(9,766)
Proceeds from sales of capital assets	0	1,219
Gross purchases of securities	0	(1,698)
Proceeds from sales of securities	200	8,588
(Increase)/decrease in other assets	(954)	3,354
Net cash provided/(used) by investing activities	(17,338)	1,697

Financing activities
Repayments of long-term borrowings	(3,100)	(3,448)
Repurchases of 1.125% Senior Convertible Notes	(38,260)	(26,617)
Payments of deferred financing costs	0	(6,328)
Net payments for settlements of hedges on convertible notes	0	(31)
Net proceeds from shares issued under employee stock plans	131	254
Net cash used by financing activities	(41,229)	(36,170)

Increase in cash and cash equivalents	23,475	22,940
Cash and cash equivalents, beginning of period	186,580	93,759
Cash and cash equivalents, end of period	$210,055	$116,699